Exhibit 99.1

           DeVry Inc. Announces 2005 Fall Enrollment; DeVry
       University Reports Positive New Undergraduate Enrollment

    OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--Dec. 5, 2005--DeVry Inc. (NYSE:DV), an international higher education company, today reported fall 2005 enrollment at DeVry University.
    New undergraduate student enrollment for fall 2005 increased by
6.4 percent to 10,663, compared with 10,018 in the previous year. Total undergraduate student enrollment was 38,546, or 2.3 percent lower than 39,450 in fall 2004.
    At DeVry University's Keller Graduate School of Management (KGSM), the number of coursetakers for the 2005 November session increased 3.3 percent to 12,777, compared with 12,368 a year ago.
    The total number of online undergraduate and graduate coursetakers in November 2005 increased 50 percent to 24,357, compared with 16,236 in the same term a year ago.
    As previously reported, the number of new students enrolled at Ross University for the September 2005 term increased 40.6 percent to 575, compared with 409 in the September 2004 term. Total Ross students in the September term were 3,227, or 3.8 percent lower than the prior year. Last year, Ross University raised its admission criteria and increased its academic progress requirements, which negatively affected new student recruiting, student retention and total enrollments during fiscal 2005.
    "We are pleased to see the third positive new student enrollment intake this year, as our new marketing programs appear to be producing positive results," said Ronald Taylor, chief executive officer of DeVry Inc. "Although DeVry University has not yet recaptured its share of full-time campus-based undergraduate enrollments, technology enrollments in all delivery modes increased 4.4 percent over the prior year. This was the first increase in new technology enrollments in more than three years."
    "During the fall recruiting period, DeVry University's Houston and South Florida campuses were negatively impacted by temporary closures as they recovered from the effects of Hurricanes Katrina and Rita," said Daniel Hamburger, president and chief operating officer. "In addition, graduate school marketing and recruiting programs did not achieve their objectives for this session. However, we expect improved graduate enrollments in 2006 as the result of new and more focused marketing and recruiting initiatives."
    The company also announced that it has completed the sale of its facility in Denver, Colorado, which had been offered for sale in fiscal 2005. Financial results for the company's fiscal 2006 second quarter will be announced after-market on January 26, 2006, with a conference call to follow at 3:30 p.m. Central time.


Fall 2005 Enrollment Results
----------------------------
DeVry University                Fall 2005      Fall 2004     Increase/
 (excluding Toronto)                                        (Decrease)

New undergraduate students
 (onsite/online)                    10,663         10,018         6.4%
Total undergraduate students
 (onsite/online)                    38,456         39,450       (2.3%)

                                  November       November    Increase/
                                      2005           2004   (Decrease)
Graduate coursetakers
 (onsite/online)                    12,777         12,368         3.3%

Online coursetakers(a)              24,357         16,236          50%

                                 September      September    Increase/
                                      2005           2004   (Decrease)
Ross University

Total students                       3,227          3,353       (3.8%)


(a) Online coursetakers are included in the total undergraduate and graduate enrollment number.


    DeVry Inc. (NYSE:DV) is the holding company for DeVry University, Ross University, Deaconess College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, business and management. Ross University, through its schools of Medicine and Veterinary Medicine, offers both doctor of medicine and doctor of veterinary medicine degree programs. Deaconess College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Stalla CFA Review, provides preparatory coursework for the certified public accountant and chartered financial analyst exams. DeVry Inc. is based in Oakbrook Terrace, Ill. For more information about the company, visit http://www.devryinc.com/
    Certain statements contained in this release, including those that affect DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2005 filed with the SEC September 13, 2005, especially in the section entitled "Forward Looking Statements" at the beginning of Part I and in the subsections of "Item 1 - Business" entitled "Competition," "Student Recruiting," "Accreditation and Approvals," "Tuition and Fees," "Financial Aid and Financing Student Education," "Career Services" and "Faculty."



    CONTACT: DeVry Inc.
             Joan Bates (Investors), 630-574-1949
             jbates@devry.com
             or
             Dresner Corporate Services
             Sarah Komuniecki (Media), 312-780-7208
             skomuniecki@dresnerco.com